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                                              Filed Pursuant to Rule 424(b)(3)
                                                           File No. 333-63014


                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                                INVESTMENT NOTES

                                 Rate Supplement

                              Prospectus Supplement
                                  Dated: 4/1/02

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   Term                             Rate                         Annual Yield*
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  6-11 mos.                         5.83%                            6.00%
 12-17 mos.                         7.24%                            7.50%
 18-23 mos.                         7.52%                            7.80%
 24-29 mos.                         8.03%                            8.35%
 30-47 mos.                         8.53%                            8.90%
 48-59 mos.                         8.03%                            8.35%
60-119 mos.                         8.53%                            8.90%
   120 mos.                         8.99%                            9.40%
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                Minimum Investment for Investment Notes is $1,000

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                        IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 16, 2001, delivered in conjunction with this Rate Supplement dated April 1, 2002. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes. *The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available from April 1, 2002 through April 30, 2002. You may obtain an additional copy of the Prospectus dated October 16, 2001 free of charge from American Business Financial Services, Inc. by calling (800) 776-4001.


                 Investment Notes represent obligations of ABFS
         and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.


(LOGO) AMERICAN BUSINESS                                  For information
FINANCIAL SERVICES, INC.                                call 1-800-776-4001




BalaPointe Office Centre     111 Presidential Boulevard   Bala Cynwyd, PA 19004
                                 www.ABFSonline.com